EXHIBIT 10(xviii)
FIRST AMENDMENT TO THE
ANADARKO SAVINGS RESTORATION PLAN
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2007)

WHEREAS, Anadarko Petroleum Corporation (the "Sponsor") sponsors the Anadarko Petroleum Corporation Savings Restoration Plan, as amended and restated effective January 1, 2007 (the "Plan"), for the benefit of its eligible employees and their beneficiaries; and

WHEREAS, effective for plan years beginning on or after January 1, 2007, certain participants in the Anadarko Employee Savings Plan, as amended and restated effective as of December 31, 2008 (the "ESP"), are entitled to an employer contribution equal to four percent (4%) of their base compensation paid during each payroll period (a "PWA Contribution"); and

WHEREAS, Section 4.01 of the Plan provides that "the Committee shall credit to the Participant's Post-2004 Savings Restoration Account" for each Plan Year beginning on or after January 1, 2005 the "Company Matching Contributions" that would have been allocated to their accounts under the ESP but for application of the limits under Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the Sponsor desires to clarify that, for purposes of determining the amount of contributions that are made to the Plan for Plan Years beginning on or after January 1, 2007, the definition of "Company Matching Contributions”, also includes any PWA Contributions; and

WHEREAS, pursuant to Section 7.11 of the Plan, if any Plan provision does not accurately reflect its intended meaning, as determined by the Committee designated under the Plan in its sole and exclusive judgment, the Committee may amend the Plan retroactively to cure any such ambiguity without the need for approval by the Board of Directors of the Sponsor;

NOW, THEREFORE, BE IT RESOLVED that the Plan shall be, and hereby is, amended, effective as of January 1, 2007, as follows:

1.    Effective as of January 1, 2007, Section 4.01 of the Plan is hereby amended by inserting the following new subsection (w) before existing subsection (x):

(w) for purposes of the Plan, including this Section 4.01, the term "Company Matching Contributions" shall include and encompass any Employer Safe-Harbor Contributions and PWA Contributions made to a Participant's Account under the Savings Plan (as such terms are defined in the Savings Plan);

2.    Effective as of January 1, 2007, Section 6.03 of the Plan is hereby amended to provide as follows:

6.03 Vesting A Participant shall be 100% vested in his entire Account at all times, except the portion of the Account attributable to PWA Contributions made under the Savings Plan shall vest in accordance with the vesting schedule in the Savings Plan for PWA Contributions. The amount credited to a Participant's Account which is not vested upon the Participant's Separation from Service shall be forfeited.

IN WITNESS WHEREOF, this Amendment has been approved and executed by a duly authorized officer of the Sponsor, on behalf of the Sponsor, on this 1st day of July, 2010.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Julia A. Struble
Name:	Julia A. Struble
Title:	VP, Human Resources

2